Exhibit 99.1

For release: November 12, 2009, 6:00 am EST	Contact:	Mark Rittenbaum 503-684-7000
Greenbrier Reports Fiscal Fourth Quarter and Year-End 2009 Results
~ Posts fourth quarter net earnings of $0.37 per share on revenues of $230 million ~
~ Achieves improved performance in Manufacturing, Leasing & Services business segments ~
~ Reaches fourth quarter EBITDA of $23.7 million; Highest level in fiscal 2009 ~
     Lake Oswego, Oregon, November 12, 2009 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal fourth quarter and year ended August 31, 2009.
Financial Highlights
Fourth Quarter:
•	Revenues for the quarter were $230 million, down $132 million vs. the prior year’s fourth quarter.

•	Net earnings for the quarter were $6.7 million, or $.37 per diluted share vs. $7.4 million, or $.45 per diluted share, in the prior year’s fourth quarter.

•	Results for the quarter include severance costs, write-off of loan fees and warrant amortization expense of $2.5 million, net of tax, or $.14 per diluted share. Results for the quarter also include tax benefits of $6.8 million, or $.37 per diluted share, related to a reversal of a deferred tax liability and deemed liquidation of a foreign subsidiary for tax purposes.

•	EBITDA for the quarter was $23.7 million, or 10.3% of revenues, compared to $33.7 million, or 9.3% of revenues in the fourth quarter of 2008.
Fiscal 2009:
•	Revenues for the year were down 21%, to $1.0 billion, reflecting the impact of the economic recession on all business segments.

•	Net loss for 2009 was $54.1 million, or $3.21 per diluted share, vs. prior year’s net earnings of $19.5 million, or $1.19 per diluted share. The 2009 results include special charges, net of tax, of $51.0 million, or $3.03 per diluted share. The 2008 results include special charges of $2.3 million, or $.14 per diluted share, with no related tax benefit. Special charges for fiscal 2009 relate to the impairment of a portion of the Company’s goodwill, while fiscal 2008 special charges were associated with closure costs of the Company’s Canadian railcar manufacturing facility.

•	EBITDA before special charges for fiscal 2009 was $65.9 million, or 6.5% of revenues, vs. 2008 EBITDA before special charges of $116 million, or 9.0% of revenues.

Liquidity:
•	The Company ended the year with $76 million of cash and $106 million of committed additional borrowing capacity.

•	Net debt was reduced by $35 million during the quarter and $102 million during the year.
Deliveries and Backlog:
•	New railcar deliveries in the fourth quarter of 2009 were 900 units, compared to 1,800 units in the fourth quarter of 2008.

•	Total new railcar deliveries were 3,700 units in fiscal 2009, compared to 7,300 units in fiscal 2008.

•	Greenbrier’s new railcar manufacturing backlog as of August 31, 2009 was 13,400 units valued at $1.16 billion, compared to 14,100 units valued at $1.25 billion as of May 31, 2009. Based on current production plans, approximately 2,400 units in backlog are scheduled for delivery in 2010.

•	Marine backlog was $126 million as of August 31, 2009 and $145 million as of May 31, 2009.
Fourth Quarter Results
     Revenues for the fourth quarter of fiscal 2009 were $230.4 million, down from $362.0 million in the prior year’s fourth quarter. Gross margin for the quarter was 14.0% compared to 11.9% in the prior comparable period. EBITDA was $23.7 million, or 10.3% of revenues for the quarter, compared to $33.7 million, or 9.3% of revenues in the prior year’s fourth quarter. Net earnings were $6.7 million, or $.37 per diluted share, for the quarter, compared to net earnings of $7.4 million, or $.45 per diluted share for the same period in 2008.
Backlog and GE Multi-Year Contract
     Approximately 11,500 units, or 85% of the Company’s new railcar backlog as of August 31, 2009, are subject to a long term contract with General Electric Railcar Services (“GE”). 8,500 of these units, to be built over a five-year period commencing in mid 2011, are subject to our fulfillment of certain conditions. During calendar 2008, GE advised the Company of its desire to substantially reduce, delay or otherwise cancel deliveries under the contract, and we are currently in discussions with GE about a contract modification. Greenbrier continues to deliver and GE continues to accept and pay for railcars under the contract. As of October 31, 2009, 328 tank cars and 200 hopper cars have been delivered under the contract.
Discussion of Quarterly Results
     William A. Furman, president and chief executive officer, said, “Stronger performance in our Manufacturing and Leasing & Services segments and a favorable tax rate led to a sequential improvement in our quarterly operating results. Our diversification efforts continue to pay off and reduce the effects of the economic downturn. Yet the markets in which we operate remain challenging. For example, year-to-date rail loadings in North America are down about 18%, and a significant portion of the entire North American railcar fleet remains idle. In this environment, we continue to scale our operations and control costs, manage the Company for cash flow and liquidity, and prudently deploy capital. During the quarter, we paid down net debt by an additional $35 million.”
Segment Details
     The Refurbishment & Parts segment, consisting of a network of 38 locations, repairs and refurbishes railcars and provides wheel services and railcar parts across North America. Revenue for this segment in the current quarter was $102.0 million, compared to $158.6 million in the fourth quarter of 2008. This segment generated 44% of total Company revenues for the fourth quarter. Gross margin for the Refurbishment & Parts segment was 13.1% of revenues, compared to 22.2% of revenues in the prior comparable period. Lower volumes and net scrap pricing, as well as a less favorable mix of repair and refurbishment work led to lower margins.
     The Manufacturing segment consists of marine and new railcar production in North America and new railcar production in Europe. Manufacturing segment revenue for the fourth quarter was $108.2 million, compared to $180.7 million in the fourth quarter of 2008. Current quarter new railcar deliveries of 900 units were down from 1,800 units in the prior comparable period. Manufacturing gross margin for the fourth quarter was 8.6% of revenues, compared to negative 2.0% in the fourth quarter of 2008. Manufacturing gross margin improvement reflects marine labor efficiencies and a more favorable railcar mix, offset somewhat by lower plant utilization levels and $1.7 million of severance costs.
     The Leasing & Services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 217,000 railcars. Revenue for this segment was $20.2 million, compared to $22.7 million in the same quarter last year. Leasing & Services gross margin for the quarter was 48.1% of revenue, compared to 50.0% of revenue in the same quarter last year. The revenue and gross margin decrease was principally due to lower lease fleet utilization and lower leasing rates on certain railcar leases. Lease fleet utilization as of the end of the quarter was 88.3%, as compared to 92.1% as of the end of the third quarter of 2009 and 95.2% as of the end of the fourth quarter of 2008. Gains on the sale of leased equipment were $1.2 million for the quarter, compared to $1.0 million for the fourth quarter of 2008.

     Selling and administrative costs were $17.6 million for the quarter, or 7.6% of revenues, versus $20.5 million or 5.7% of revenues for the same quarter last year. The decrease in costs is principally due to cost reduction initiatives.
     Interest and foreign exchange expense increased $1.8 million to $12.3 million for the quarter compared to $10.5 million in the fourth quarter of 2008. Current quarter results include $1.1 million of amortization expense related to warrants issued as part of the WL Ross & Co strategic investment and a $0.9 million write-off of loan fees associated with the reduction in size of the Company’s North American revolving credit facility. In addition, foreign exchange losses for the quarter were $1.0 million, as compared to $0.8 million in the fourth quarter of 2008. In fiscal 2010, warrant amortization expense is expected to be $4.5 million. Also, a convertible debt accounting methodology change, effective as of the beginning of fiscal 2010, will result in an additional $4.1 million of non-cash interest expense in fiscal 2010.
     Furman continued, “2009 was a turbulent and challenging year for the economy and the markets in which we operate. Yet Greenbrier realized a number of operational and strategic accomplishments, including: 1) delivery of our first tank and covered hopper cars under the GE contract, meeting GE’s high quality standards despite the stress of prolonged disputes with GE; 2) a record year in our marine operations; 3) significant growth in our fleet of managed railcars, which increased by 80,000 units; 4) an extension of a major wheel services contract with Union Pacific Railroad until Fall 2012; 5) improvement in our liquidity and a strengthening of our balance sheet, through the strategic investment by WL Ross & Co., and renegotiation of our revolving credit lines; 6) return to profitability of our European operations; 7) a reduction in net debt outstanding by $102 million; 8) a reduction in annual selling and administrative costs by almost $20 million; and 9) a near doubling of gross margins in the second half of fiscal 2009 over the first half.”
     Furman concluded, “These initiatives, combined with our recent expansion into less cyclical markets and improved manufacturing footprint, have allowed us to better weather the economic downturn, improve our competitive positioning, enhance and grow our integrated business model, improve liquidity and create a platform for future growth. While our outlook remains cautious in the near term, we continue to be optimistic about the long-term fundamentals that support rail and marine transportation.”

Business Outlook
     Given current industry trends, including depressed levels of railroad traffic and high levels of railcar storage, Greenbrier expects business to remain challenging in fiscal 2010, particularly for the Company’s new railcar manufacturing operations. As a result, management anticipates that revenues will be lower in fiscal 2010 compared to fiscal 2009. However, the Company currently anticipates fiscal 2010 EBITDA will be higher than fiscal 2009 EBITDA before special charges due in part to higher expected gross margins in Greenbrier’s Manufacturing and Refurbishment & Parts segments. Fiscal 2010 results are expected to include non-cash after-tax charges of $5.2 million, or $.27 per diluted share, related to warrant amortization expense and a change in accounting methodology for convertible bonds. Second half fiscal 2010 results are anticipated to be stronger than the first half, similar to what occurred in fiscal 2009.
Conference Call
The Greenbrier Companies will host a teleconference to discuss fourth quarter and fiscal year end results. Teleconference details are as follows:
•	Thursday, November 12, 2009

•	8:00 am Pacific Standard Time

•	Phone #: 630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through November 28, 2009 at 203-369-0929.
About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 217,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 11 of Part I, Item 1a and “Forward Looking Statements” on page 3 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
Years ended August 31,

(In thousands)	2009	2008
Assets
Cash and cash equivalents	$76,187	$5,957
Restricted cash	1,083	1,231
Accounts receivable	113,371	181,857
Inventories	142,824	252,048
Assets held for sale	31,711	52,363
Equipment on operating leases	313,183	319,321
Investment in direct finance leases	7,990	8,468
Property, plant and equipment	127,974	136,506
Goodwill	137,066	200,148
Intangibles and other assets	96,902	99,061

	$1,048,291	$1,256,960

Liabilities and Stockholders’ Equity
Revolving notes	$16,041	$105,808
Accounts payable and accrued liabilities	170,889	274,322
Losses in excess of investment in de-consolidated subsidiary	15,313	15,313
Deferred income taxes	62,530	74,329
Deferred revenue	19,250	22,035
Notes payable	542,180	496,008

Minority interest	8,724	8,618

Stockholders’ equity:	213,364	260,527

	$1,048,291	$1,256,960

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
Years ended August 31,

(In thousands, except per share amounts)	2009	2008	2007
Revenue
Manufacturing	$462,496	$665,093	$738,424
Refurbishment & Parts	476,164	527,466	381,670
Leasing & Services	79,465	97,520	103,734

	1,018,125	1,290,079	1,223,828

Cost of revenue
Manufacturing	458,733	653,879	680,908
Refurbishment & Parts	420,294	426,183	317,669
Leasing & Services	45,991	47,774	45,818

	925,018	1,127,836	1,044,395

Margin	93,107	162,243	179,433

Other costs
Selling and administrative	65,743	85,133	83,414
Interest and foreign exchange	42,081	40,770	39,915
Special charges	55,667	2,302	21,899

	163,491	128,205	145,228

Earnings (loss) before income tax, minority interest and equity in unconsolidated subsidiary	(70,384)	34,038	34,205
Income tax benefit (expense)	15,417	(18,550)	(13,657)

Earnings (loss) before minority interest and equity in unconsolidated subsidiary	(54,967)	15,488	20,548
Minority interest	1,472	3,182	1,504
Equity in earnings (loss) of unconsolidated subsidiary	(565)	872	(42)

Net earnings (loss)	$(54,060)	$19,542	$22,010

Basic earnings (loss) per common share:	$(3.21)	$1.19	$1.37

Diluted earnings (loss) per common share:	$(3.21)	$1.19	$1.37

Weighted average common shares:
Basic	16,815	16,395	16,056
Diluted	16,815	16,417	16,094

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
Years ended August 31,

(In thousands)	2009	2008	2007
Cash flows from operating activities:
Net earnings (loss)	$(54,060)	$19,542	$22,010
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income taxes	(11,799)	12,919	10,643
Depreciation and amortization	37,669	35,086	32,826
Gain on sales of equipment	(1,167)	(8,010)	(13,400)
Special charges	55,667	2,302	21,899
Minority interest	(1,294)	(3,128)	(1,604)
Discount accretion	1,117	—	—
Other	3,405	336	205
Decrease (increase) in assets excluding acquisitions:
Accounts receivable	58,521	(7,621)	(17,883)
Inventories	98,751	(29,692)	14,260
Assets held for sale	21,841	(10,621)	4,378
Other	1,157	(2,700)	(411)
Increase (decrease) in liabilities excluding acquisitions:
Accounts payable and accrued liabilities	(86,514)	21,801	(24,600)
Deferred revenue	(2,829)	1,904	(1,996)

Net cash provided by operating activities	120,465	32,118	46,327

Cash flows from investing activities:
Principal payments received under direct finance leases	429	375	511
Proceeds from sales of equipment	15,555	14,598	119,695
Investment in and net advances to unconsolidated subsidiaries	—	858	(849)
Acquisitions, net of cash acquired	—	(91,166)	(268,184)
De-consolidation of subsidiary	—	(1,217)	—
Decrease (increase) in restricted cash	(109)	2,046	(454)
Capital expenditures	(38,847)	(77,644)	(137,294)

Net cash used in investing activities	(22,972)	(152,150)	(286,575)

Cash flows from financing activities:
Changes in revolving notes	(81,251)	55,514	15,007
Net proceeds from issuance of notes payable	69,768	49,613	99,441
Repayments of notes payable	(16,436)	(6,919)	(5,388)
Repayment of subordinated debt	—	—	(2,091)
Investment by joint venture partner	1,400	6,600	6,750
Dividends paid	(2,001)	(5,261)	(5,144)
Stock options and restricted stock awards exercised	5,085	4,007	3,489
Excess tax benefit (expense) of stock options exercised	(1,112)	(76)	3,719

Net cash provided by (used in) financing activities	(24,547)	103,478	115,783

Effect of exchange rate changes	(2,716)	1,703	2,379
Increase (decrease) in cash and cash equivalents	70,230	(14,851)	(122,086)
Cash and cash equivalents
Beginning of period	5,957	20,808	142,894

End of period	$76,187	$5,957	$20,808

THE GREENBRIER COMPANIES, INC.
Supplemental Information
Quarterly Results of Operations (Unaudited)
Operating results by quarter for 2009 and 2008 are as follows:

(In thousands, except per share amounts)	First	Second	Third	Fourth	Total
2009
Revenue
Manufacturing	$102,717	$145,574	$105,986	$108,219	$462,496
Refurbishment & Parts	132,279	121,681	120,190	102,014	476,164
Leasing & Services	21,133	19,877	18,272	20,183	79,465

	256,129	287,132	244,448	230,416	1,018,125
Cost of revenue
Manufacturing	106,923	152,003	100,847	98,960	458,733
Refurbishment & Parts	119,326	107,427	104,859	88,682	420,294
Leasing & Services	11,929	11,547	12,049	10,466	45,991

	238,178	270,977	217,755	198,108	925,018

Margin	17,951	16,155	26,693	32,308	93,107

Other costs
Selling and administrative	15,980	16,265	15,886	17,612	65,743
Interest and foreign exchange	10,846	8,192	10,749	12,294	42,081
Special charges	—	—	55,667	—	55,667

	26,826	24,457	82,302	29,906	163,491

Earnings (loss) before income tax, minority interest and equity in unconsolidated subsidiary	(8,875)	(8,302)	(55,609)	2,402	(70,384)

Income tax benefit	4,544	1,324	4,841	4,708	15,417

Minority interest	568	351	687	(134)	1,472

Equity in earnings (loss) of unconsolidated subsidiary	434	(251)	(457)	(291)	(565)

Net earnings (loss)	$(3,329)	$(6,878)	$(50,538)	$6,685	$(54,060)

Basic earnings (loss) per common share:	$(0.20)	$(0.41)	$(3.00)	$0.40	$(3.21)
Diluted earnings (loss) per common share:	$(0.20)	$(0.41)	$(3.00)	$0.37	$(3.21)[1]

[1]	Quarterly amounts do not total the year to date amount as each quarter is calculated discretely. The dilutive effect of common stock equivalents is excluded from per share calculations for the first three quarters and the year ended August 31, 2009 due to a net loss for those periods.

	First	Second	Third	Fourth	Total
2008
Revenue
Manufacturing	$159,194	$123,394	$201,825	$180,680	$665,093
Refurbishment & Parts	103,889	112,576	152,367	158,634	527,466
Leasing & Services	23,295	23,603	27,914	22,708	97,520

	286,378	259,573	382,106	362,022	1,290,079
Cost of revenue
Manufacturing	150,565	118,225	200,813	184,276	653,879
Refurbishment & Parts	87,951	94,396	120,442	123,394	426,183
Leasing & Services	11,925	12,279	12,218	11,352	47,774

	250,441	224,900	333,473	319,022	1,127,836

Margin	35,937	34,673	48,633	43,000	162,243

Other costs
Selling and administrative	20,184	21,000	23,407	20,542	85,133
Interest and foreign exchange	10,419	9,854	9,990	10,507	40,770
Special charges	189	2,112	—	1	2,302

	30,792	32,966	33,397	31,050	128,205

Earnings before income tax, minority interest and equity in unconsolidated subsidiary	5,145	1,707	15,236	11,950	34,038

Income tax expense	(2,956)	(1,904)	(7,573)	(6,117)	(18,550)

Minority interest	375	1,367	272	1,168	3,182

Equity in earnings of unconsolidated subsidiary	78	253	191	350	872

Net earnings	$2,642	$1,423	$8,126	$7,351	$19,542

Basic earnings per common share:	$0.16	$0.09	$0.49	$0.45	$1.19
Diluted earnings per common share:	$0.16	$0.09	$0.49	$0.45	$1.19

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA1
(In thousands, unaudited)

	Year ended August 31,
	2009	2008
Net cash provided by operating activities	$120,465	$32,118
Changes in working capital	(36,377)	29,231
Special charges	(55,667)	(2,302)
Deferred income taxes	11,799	(12,919)
Gain on sales of equipment	1,167	8,010
Other	(3,405)	(336)
Minority interest	1,294	3,128
Income tax expense (benefit)	(15,417)	18,550
Interest and foreign currency	42,081	40,770

Adjusted EBITDA from operations before special charges	$65,940	$116,250

	Three months ended
	August 31, 2009	August 31, 2008
Net cash provided by operating activities	$31,224	$12,158
Changes in working capital	(14,954)	6,938
Deferred income taxes	1,373	(3,737)
Gain on sales of equipment	1,230	1,012
Other	(2,453)	(439)
Minority interest	(324)	1,171
Income tax expense (benefit)	(4,709)	6,118
Interest and foreign currency	12,294	10,507

Adjusted EBITDA from operations before special charges	$23,681	$33,728

[1]	“EBITDA” (earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.